EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Kaspien Holdings Inc.:

We consent to the incorporation by reference in the registration statements on Form S-1 (No. 333-194933), S-3 (No. 333-252911), and S-8 (Nos. 033-59319, 333-752351, 333-81685, 333-101532, 333-128210, and 333-220432) of our audit report dated April 29, 2022, with respect to the consolidated balance sheets of Kaspien Holdings, Inc. as of January 29, 2022 and January 30, 2021, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the fiscal years then ended, which appears in the Annual Report on Form 10-K of Kaspien Holdings Inc. for the fiscal year ended January 29, 2022.

/s/ Fruci & Associates II, PLLC

Spokane, Washington
April 29, 2022